Exhibit 99(h)(3)

FORM OF

BROKER DEALER

SELLING AGREEMENT

THIS BROKER DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“Distributor”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and ___________________________________, a _________________________ company having its principal place of business ________________________________________________________ (hereinafter “Broker/Dealer”).

WHEREAS, Broker/Dealer desires to enter in this Agreement with the Distributor to sell shares of the NorthStar Real Estate Income Fund-T (“Fund”), a registered closed-end management investment company, Broker/Dealer will provide distribution-related, continuing personal services to shareholders of, and/or administration of shareholder accounts in, the Fund. The Distributor is the principal underwriter and agent for the Fund.

WHEREAS, Broker/Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund has adopted a Distribution and Shareholder Servicing Plan (the “Plan”) to enable payments to certain entities. The parties agree that the payments by the Distributor to Broker/Dealer are solely for the Broker/Dealer’s distribution-related activities, continuing personal services to shareholders of, and/or administration of shareholder accounts in, the Fund and do not constitute payment in any manner for investment advisory services.

WHEREAS, the term “Prospectus” means the prospectus, as amended and supplemented (“Supplements”) from time to time by the Fund.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Fund Shares for Sale to Customers.

(a)	Broker/Dealer is hereby appointed as a non-exclusive agent of the Fund during the term herein specified for the purpose of providing the services as described in Schedule A. Subject to the performance by the Distributor of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Distributor contained herein, Broker/Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in the Fund’s then-current Prospectus to use reasonable efforts during the term hereof to offer the Fund to prospective investors and provide ongoing services to shareholders for the duration of their investments. It is understood that the Broker/Dealer has no commitment with regard to the sale of the Fund’s shares other than to use reasonable efforts and shall not prevent Broker/Dealer from acting as an agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker/Dealer’s agency relationship with the Distributor hereunder shall continue until the termination of this Agreement. Any sales of the Fund’s shares made prior to the date hereof by Broker/Dealer shall be deemed made pursuant to this Agreement.

(b)	In offering and selling Fund’s shares to Broker/Dealer’s customers, Broker/Dealer agrees to act as dealer for Broker/Dealer’s own account and in no transaction shall the Broker/Dealer have any authority to act or hold itself out as agent for the Distributor or the Fund, except for the limited purposes set forth under this Agreement. The Distributor acknowledges that customers of Broker/Dealer who purchase Fund shares are the Broker/Dealer’s customers. Broker/Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”).

(c)	Broker/Dealer agrees to offer and sell each Fund’s shares to Broker/Dealer’s customers only at the applicable public offering price and in accordance with all applicable repurchase offers issued by the Fund, giving effect to any discounts or other purchase programs, plans, or services described in the then-current Prospectus, to the extent applicable. Broker/Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then-current Prospectus (including any Supplements thereto).

(d)	Broker/Dealer agrees to purchase Fund’s shares from the Distributor or from Broker/Dealer’s customers. If Broker/Dealer purchases from the Distributor, Broker/Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker/Dealer from its customers; (b) for shares being acquired by Broker/Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Broker/Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker/Dealer’s employees or for investments in Individual Retirement Accounts established by Broker/Dealer’s employees, and if Broker/Dealer so advises the Distributor in writing prior to any sale of shares pursuant to this subparagraph (d), Broker/Dealer agrees to waive all Broker/Dealer concessions, if any, to all sales of shares. If Broker/Dealer purchases shares from Broker/Dealer’s customers, Broker/Dealer agrees not to purchase shares from Broker/Dealer’s customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Broker/Dealer shall not withhold placing customers’ orders for shares so as to profit the Broker/Dealer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price or repurchase offer price to Broker/Dealer’s customers).

(e)	The Distributor will accept Broker/Dealer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the Fund's then-current Prospectus. The Distributor will not accept from Broker/Dealer a conditional order. Broker/Dealer acknowledges that the Fund will make periodic tender offers to purchase shares (“tender offers”) as described in the Fund’s then-current Prospectus. Tender offers of shares of the Fund will be made at the net asset value of such shares in accordance with the applicable tender offer and then-current Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by the Fund's then-current Prospectus. Broker/Dealer agrees to transmit to its customers any tender offer notification received from the Fund within the time period specified in the Fund's then-current Prospectus and in such notification, and to use its reasonable best efforts to transmit tender offers from its customers to the Fund or its transfer agent or other designee by the applicable tender offer deadline as specified in the Fund's then-current Prospectus and such tender offer notification.

(f)	All orders are subject to acceptance or rejection by the Distributor in its sole discretion. The Distributor reserves the right, at its discretion and without notice to the Broker/Dealer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(g)	Broker/Dealer acknowledges and agrees that: (i) tender offers of the Fund will be made available by the Fund in accordance with Rule 13e-4 of the Securities Exchange Act of 1934, as amended (“1934 Act”); (ii) the Fund is not currently listed on any securities exchange and no secondary market for the Shares of the Fund exists currently or is anticipated to develop; therefore, the Shares of the Fund have very limited liquidity; (iii) in the event one or more of Broker/Dealer’s customers cancel their order for Shares of the Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor; and (iv) any representations regarding a repurchase offer or other tender offer by the Fund, other than that which is specifically set forth in the Fund’s then-current Prospectus or tender offer notification issued by the Fund is prohibited.

(h)	In connection with Broker/Dealer’s recommendations to its customers regarding investment in a Fund, Broker/Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in the Fund, including, but not limited to: (i) Shares of the Fund will not be listed on a public exchange; (ii) no secondary market is expected to develop for the Fund’s shares; (iii) liquidity for the Fund’s shares will be provided only through the Fund’s repurchase offers which are conducted solely through written tender offer materials mailed to each Shareholder in accordance with the requirements of Rule 13e-4 of the 1934 Act; (iv) there is no guarantee that an investor will be able to sell all the Shares that the investor desires to sell in the repurchase offer; (v) an investor should consider an investment in the Fund to be of limited liquidity; (vi) investing in the Fund’s shares may be speculative and involves a high degree of risk; and (vii) an investor should carefully read the Prospectus prior to investing in the Fund, including the risks associated with leverage.

.

(i)	The transmission of orders will be governed by instructions that the Distributor will periodically issue to Broker/Dealer. Broker/Dealer must pay for Fund’s shares in ‘Federal Funds,’ and the Distributor must receive Broker/Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the 1934 Act. If the Distributor does not receive Broker/Dealer’s payment on or before such settlement date, the Distributor may, without notice, cancel the sale. The Distributor will hold Broker/Dealer responsible for any loss suffered by the Distributor or the issuing Fund as a result of Broker/Dealer’s failure to make payment as required.

(j)	Broker/Dealer agrees to use the account application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”), to the extent applicable. The account application will be reviewed by the Distributor or the Fund to determine that all information necessary to issue a Fund’s shares has been entered. Broker/Dealer hereby certifies that all of Broker/Dealer’s customers taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to the Distributor or the Fund by Broker/Dealer are correct and that the Distributor or the Fund will not open an account without Broker/Dealer providing the Fund’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

(k)	Broker/Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker/Dealer will not offer shares of the Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(l)	Any transaction in shares of the Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in the Fund’s shares will be transmitted to Broker/Dealer by the Transfer Agent.

2.	Account Options.

(a)	Broker/Dealer may appoint the Transfer Agent as Broker/Dealer’s agent to execute customers' transactions in the Fund’s shares sold to Broker/Dealer by the Distributor in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker/Dealer’s customers and to confirm each such transaction to Broker/Dealer’s customers on Broker/Dealer’s behalf, and at the time of the transaction, Broker/Dealer guarantees the legal capacity of its customers so transacting in the Fund shares and any co-owners of Fund shares.

(b)	Unless otherwise instructed by the Distributor or the Transfer Agent, Broker/Dealer may instruct the Transfer Agent to register shares purchased in Broker/Dealer’s name and account as nominee for Broker/Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Broker/Dealer, and all confirmations and other communications to shareholders, including, but not limited to, tender offer notifications, will be transmitted to Broker/Dealer. Broker/Dealer shall be responsible for forwarding such printed material, confirmations, notifications and communications, or the information contained therein, to all customers for whom Broker/Dealer holds such shares as nominee. However, the Transfer Agent or the Fund shall be responsible for the reasonable costs associated with Broker/Dealer forwarding such printed material, confirmations, notifications and communications and shall reimburse Broker/Dealer in full for such costs. Broker/Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker/Dealer is holding such shares. With respect to customers not held in Broker/Dealer’s name and account as nominee, Broker/Dealer shall provide the Distributor with all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for the Distributor to comply with any legal and regulatory reporting requirements.

(c)	To the extent applicable, accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with the Distributor relating to networking.

3.	Broker/Dealer Compensation.

(a)	Broker/Dealer concession, if any, on Broker/Dealer’s sales of shares of the Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by the Distributor and in effect at the time of the Distributor sale to Broker/Dealer (“Fee Schedule”). Upon written notice to Broker/Dealer, the Distributor or the Fund, may change or discontinue any schedule of concessions or issue a new Fee Schedule. Broker/Dealer may be deemed to be an underwriter in connection with sales by Broker/Dealer of shares of the Fund where Broker/Dealer receives all or substantially all of the sales charge as set forth in the Fund's then-current Prospectus and, therefore, Broker/Dealer may be subject to applicable provisions of the Securities Act of 1933, as amended. Compensations paid, if any, pursuant to the Plan is described in this Agreement in the Fee Schedule attached hereto and in the Fund’s then-current Prospectus.

(b)	The Distributor may elect from time to time to make payments to Broker/Dealer as provided under the Plan for such services, and without limitation, as described in Schedule A. Any such compensation shall be made in the amount and manner set forth in the applicable Fee Schedule or in the Fund's then-current Prospectus. The Fee Schedule may be discontinued or changed by the Distributor from time to time and shall be in effect so long as the Plan remains in effect. Notwithstanding the foregoing, Broker/Dealer acknowledges that any compensation to be paid to the Broker/Dealer by the Distributor is paid from proceeds paid to the Distributor by the Fund pursuant to the Plan, and to the extent the Distributor does not receive such proceeds, for any reason, the amounts payable to Broker/Dealer will be reduced accordingly.

(c)	Broker/Dealer shall furnish to the Distributor or the Fund, such information in writing as shall reasonably be requested by the Fund’s Board of Trustees (“Fund’s Board”) with respect to the fees paid to Broker/Dealer pursuant to this Agreement.

(d)	In the event that Rule 2341 of FINRA’s Conduct Rules precludes the Fund from imposing, or the Distributor from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Broker/Dealer shall not be entitled to any payments from the Distributor hereunder from the date that the Fund discontinues or is required to discontinue imposition of some or all of its sales charges. If the Fund resumes imposition of some or all of its sales charge, Broker/Dealer will be entitled to payments hereunder or as modified by the Distributor, if applicable.

(e)	The Distributor may discontinue paying compensation to Broker/Dealer if, at any time, (i) Broker/Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker/Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by the Distributor in its sole discretion. Notwithstanding the foregoing, Broker/Dealer shall not be entitled to any compensation in respect of a sale to any investor if the Distributor determines that another authorized selling agent of the Distributor is primarily responsible for or should otherwise be credited with such sale. In making this determination, the Distributor will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by the Distributor.

(f)	If, within seven business days after confirmation by the Distributor of Broker/Dealer’s original purchase order for shares of the Fund, such shares are repurchased by the Fund or by the Distributor for the account of the Fund or are tendered for redemption by the customer in accordance with a tender offer, Broker/Dealer shall promptly refund to the Distributor the full discount retained by Broker/Dealer on the original sale and any distribution and service payments made to Broker/Dealer. Broker/Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker/Dealer as nominee for Broker/Dealer’s customers with respect to redeemed or repurchased Fund shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Broker/Dealer shall be notified by the Distributor of such repurchase or redemption within ten business days of such repurchase or redemption.

(g)	Omitted

(h)	After the effective date of any change in or discontinuance of any schedule of fees, or service payments, or the termination of the Plan, such fees or service payments will be allowable or payable to Broker/Dealer only in accordance with such change, discontinuance, or termination. Broker/Dealer agrees that Broker/Dealer will have no claim against the Distributor or the Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by the Distributor of any fee, distribution payment, or service payment, Broker/Dealer will promptly remit such overpayment.

4.	Status as Financial Intermediaries.

(a)	Broker/Dealer represents and warrants that Broker/Dealer is and will remain a member in good standing of FINRA, and agrees to abide by all of FINRA’s rules and regulations including FINRA’s Rules of Conduct. Broker/Dealer further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Rule 2341 of FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of Broker/Dealer’s membership in FINRA or any breach of said Rule 2341 will immediately and automatically terminate this Agreement. Broker/Dealer further represents that Broker/Dealer is qualified to act as a broker/dealer in the states where

Broker/Dealer transacts business. Broker-Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from the Distributor, Broker/Dealer will conform to the provisions Rule 2040 of FINRA’s Conduct Rules.

(b)	Broker/Dealer represents that Broker/Dealer is qualified to sell shares in the various jurisdictions where it transacts business. Broker/Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker/Dealer’s obligations under this Agreement and to receive compensation, if any, therefore, and Broker/Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Nothing in this Agreement shall cause Broker/Dealer to be the Distributor’s partner, employee, or agent, or give Broker/Dealer any authority to act for the Distributor or the Fund. Neither the Distributor nor the Fund shall be liable for any of Broker/Dealer’s acts or obligations under this Agreement.

5.	Information Relating to the Fund.

(a)	No person is authorized to make any representations concerning the Fund’s shares except those contained in the Fund’s then-current Prospectus, and in buying shares from the Distributor or redeeming shares pursuant to any repurchase offer, Broker/Dealer shall rely solely on the representations contained in the then-current Prospectus and any applicable tender offer notification. Upon Broker/Dealer’s request, the Distributor will furnish Broker/Dealer with a reasonable number of copies of a Fund’s then-current Prospectus (including any Supplements thereto).

(b)	Broker/Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning the Fund’s shares, other than the Fund’s then-current Prospectus or such printed information that is given to Broker/Dealer by the Distributor, without first obtaining the Distributor’s written approval. Broker/Dealer shall not distribute or make available to the general public any printed information furnished by the Distributor which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public. Broker/Dealer further agrees that it shall not distribute or make available to any retail investor (as defined under applicable FINRA Rules) any printed information or other communication furnished to it by the Distributor which is marked “FOR INSTITUTIONAL USE ONLY.”

6.	Indemnification. The Distributor and Broker/Dealer (each an “Indemnifying Party”) will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney’s fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the Indemnifying Party, its agents, and employees, in carrying out its obligations under this Agreement. This provision will survive the termination of this Agreement.

7.	Duration. This Agreement, with respect to the Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Fund’s Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding voting shares of a Fund, vote to terminate or not to continue the Plan.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act); provided, however, that either party to this Agreement may assign this Agreement and its respective rights and obligations hereunder upon providing the other party with written notification of the assignment and such other party does not provide written objection of the assignment within thirty (30) days of receipt of such written notification. The Distributor may change or amend any provision of this Agreement by giving Broker/Dealer written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the Distributor and Broker/Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to the Distributor shall be given or sent to the Distributor at the Distributor offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General Counsel. All notices to Broker/Dealer shall be given or sent to Broker/Dealer at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information - Omitted

12.	Anti-Money Laundering Program. Broker/Dealer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) Broker/Dealer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities; (iii) Broker/Dealer will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased the Fund’s shares sold by Broker/Dealer necessary for the Distributor or the Fund to comply with the USA Patriot Act; and (iv) Broker/Dealer will notify the Distributor, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program.

Notwithstanding anything to the contrary, if Broker/Dealer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with USA Patriot Act, Broker/Dealer agrees to cooperate with the Distributor or the Fund and deliver information reasonably requested by the Distributor or the Fund concerning shareholders that purchased shares sold by Broker/Dealer necessary for the Distributor and the Fund to comply with either’s internal policies, the USA Patriot Act and any other applicable anti-money laundering rules and regulations.

Broker/Dealer acknowledges that the Distributor or the Fund may reject or refuse orders for the sale of shares with respect to customers for which Broker/Dealer serves as nominee if Broker/Dealer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act or other applicable anti-money laundering rules and regulations.

13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to Distributor or Broker/Dealer in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker/Dealer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16.	Waiver. Failure of the Distributor to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER/DEALER

Signature:________________________

Name: __________________________

Title: ___________________________

Address: ________________________

 ________________________

Fax Number: _____________________

Date: ___________________________

Phone Number: ___________________

Email Address: ___________________

ALPS DISTRIBUTORS, INC.

By:

Name:

Title:

Effective Date:

SCHEDULE A

The Services

Services provided may include, but are not limited to, some or all of the following:

a)	assisting in establishing and maintaining records relating to clients;

b)	processing repurchase, dividend, and distribution payments from the Fund on behalf of clients;

c)	in connection with client initial and subsequent purchases of Fund shares, arranging for bank wires following notification to the Fund;

d)	responding to client inquiries relating to the services performed by the Broker/Dealer;

e)	responding to routine inquiries from clients concerning their investments in Fund shares;

f)	assisting clients in changing account designations and addresses;

g)	assisting clients in the process of Fund share repurchases;

h)	and providing such other similar services as the Fund may reasonably request to the extent Broker/Dealer is permitted to do so under applicable statutes, rules and regulations.

AGREEMENT FEE SCHEDULE

(effective mm/dd/yyyy)

In consideration of sales of shares of the Fund, and under the terms and conditions of the Agreement and the Fund’s then-current Prospectus, the following fee/payment schedule shall apply:

Shareholder Transaction Expenses	Class T1
Maximum Sales Load (as a percent of offering price)	4.00%

Annual Distribution and Servicing Fee	1.00%

Minimum Investment
Qualified Accounts	$4,000
Non-Qualified Accounts	$4,000

Subject to the Fund’s then-current Prospectus, the Distributor will pass through the Distribution and Servicing Fee received from the Plan pursuant to this Agreement. For the avoidance of doubt, the aggregate proceeds paid from the Plan do not include any dealer manager fees or selling commissions which are paid by the shareholder at the purchase of shares.

1 The "maximum sales load" includes selling commissions and dealer manager fees of 2.00% and 2.00%, respectively, of the Fund's public offering price per share. In no event will the aggregate selling commissions, dealer manager fees and distribution and servicing fees exceed 8.00% of the gross offering proceeds received attributable to shares.

NSCC Implementation Form

Fund Name:

In what capacity will trades be placed:

☐ Broker/Dealer	☐ Trust Company	☐ TPA

Firm Name

Address

Contact name, telephone number and e-mail address:
For fund distribution info on Dividend and Cap Gain, please provide an e-mail address:

Is mutual fund trade activity submitted through a CLEARING FIRM? ☐ YES ☐ NO

If yes, the information below must be provided by the CLEARING DEALER

Name of CLEARING DEALER___ ________________________

*IF CLEARING THROUGH PERSHING, PROVIDE THE UNIQUE BRANCH ID FOR YOUR

FIRM UNDER PERSHING_____________________________________

NSCC Clearing Number	Alpha
Networking position file schedule:	☐ 1st & 3rd ☐ 2nd & 4th ☐ 2nd & last ☐ other: Every Friday
Are orders submitted for a correspondent firm at a dealer level or branch level?	☐ Dealer Level ☐ Branch Level using symbols
If dealer level, the executing symbol is required
What time of day will your orders release to NSCC?	☐ 8 a.m. to 4 p.m. ☐ DCC&S Late Files
Fund/SERV orders will settle in how many days?	☐ T+1 ☐ T+3
If T+1 settlement, will all orders settle T+1, or will settlement override be used?	☐ All orders will settle T+1 ☐ Settlement date override will be used
Will Post Settlement Corrections be initiated via Fund/SERV?	☐ Yes ☐ No
Do you participate in NSCC Commission Settlement Service? ☐ TEST ONLY LIVE TRANSMISSIONS	Yes, for all commissions and fees ☐ Yes, for finders fees only ☐ Yes, for commissions only ☐ Not using NSCC Commission Settlement

Special processing requirements:

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